EXHIBIT 3.8

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PHARMASSET, INC.

* * *

Pharmasset, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That in accordance with the Bylaws of the Corporation and Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation, at a special meeting held on June 13, 2005 at which a quorum was present, duly adopted resolutions proposing and declaring advisable the amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation in certain respects and recommending that such amendments be submitted to the stockholders of the Corporation for consideration, action and approval.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the DGCL and amends the provisions of the Certificate of Incorporation of the Corporation previously filed with the Secretary of State of Delaware on June 8, 2004, as amended and restated to the date hereof.

THIRD: That a new Article NINTH is added to the Second Amended and Restated Certificate of Incorporation, such new Article NINTH to read in its entirety as follows:

“NINTH: A. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation (the “Board”). The Corporation shall have no less than three (3) and no more than eleven (11) directors, such number to be set by the Board From time to time

B. Effective as of and for the earliest to occur of the first annual or special meeting of stockholders of the Corporation at which directors are to be elected (or the date that any written consent becomes effective with respect to the election of directors in lieu of such a meeting) following the date of filing with the Secretary of State of Delaware of the Certificate of Amendment that includes this Article NINTH, and at all times thereafter, only persons meeting the qualifications set forth in at least one of the following two categories shall be eligible to be nominated for election, to be elected or appointed and to serve as a director:

Category I. - Individuals with “relevant industry or business experience,” such “relevant industry or business experience” being defined as: (i) active service as a member of the Corporation’s executive management team; or (ii) current active service as of a date of determination of qualification, or service within the five (5) year period immediately preceding a date of determination of qualification, as a member of the executive management team or as a member of the board of directors (or similar governing body) of one or more substantial companies whose principal business is or was pharmaceutical and/or drug discovery; or (iii) current active service as of a date of determination of qualification, or service within the five (5) year period immediately preceding a date of determination of qualification, as a member, officer, director, partner or other controlling person of an institutional investment fund or venture capital or other professional investment fund with substantial investments in pharmaceutical and/or drug discovery companies; or (iv) substantial scientific expertise in the development of pharmaceutical compounds; or (v) current active service as of a date of determination of qualification, or service within the five (5) year period immediately preceding a date of determination of qualification, as a member of the executive management team or as a member of the board of directors (or similar governing body) of one or more companies that have or had during the tenure of such person a class of securities that was publicly traded on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any other national securities exchange

Category II. - Individuals who meet all of the following criteria for qualification as “independent” directors as of a date of determination of qualifications:

(i)	such person is not, and has not been at any time during the three (3) years prior to election, appointment or other service as a director of the Corporation, employed by the Corporation or any parent or subsidiary thereof;

(ii)	such person does not receive in any twelve (12) month period during their tern of service as a director, and has not received during any twelve (12) month period in the three (3) years prior to election, appointment or other service as a director of the Corporation, payments from the Corporation or any parent or subsidiary thereof in excess of $60,000, other than payments for service as a member of the Board or a committee thereof, benefits under a tax-qualified retirement plan or non-discretionary compensation, payments arising solely as a result of investments in the Corporation’s securities, or loans permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)	such person does not own, beneficially or otherwise, five percent (5%) or more of the Corporation’s aggregate outstanding capital stock;

(iv)	such person is not a partner, controlling stockholder, managing member, executive officer or other controlling party in any organization to which the Corporation has made or from which the Corporation has received, payments for property or services in any year during such person’s term of service as a director or in any of the Corporation’s three (3) fiscal years immediately prior to any election, appointment or other service as a director in excess of the greater of 5% of such person or company’s consolidated gross revenues for such fiscal year or $200,000, other than payments arising solely from investments in the Corporation’s securities and payments under nondiscretionary charitable contribution matching programs; and

(v)	such person has no Family Member to which any of clauses (i), (ii), (iii) or (iv) above apply. For purposes of this clause (v), “Family Member” shall mean a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home or dependent upon such person for economic sustenance or advice.

C. Effective as of and for the earliest to occur of the first annual or special meeting of stockholders of the Corporation at which directors are to be elected (or the date that any written consent becomes effective with respect to the election of directors in lieu of such a meeting) following the date of filing with the Secretary of State of Delaware of the Certificate of Amendment that includes this Article NINTH, and at all times thereafter, in addition to satisfying the qualifications described in Section B. of this Article NINTH above, in order to be qualified to serve as a director or the Corporation, a person may not have been, within the ten (10) yean prior to the date of his or her election or appointment to the Board (by any means, whether at a meeting of or by written consent of stockholders, by appointment to fill a vacancy, or otherwise), or at any time during the term of his or her service in office, either:

(1)	convicted in a criminal proceeding in the U.S. or any State or territory thereof, and with respect to any such conviction occurring prior to such person’s proposed election, appointment or other service as a director of the Corporation, such conviction has not been overturned on appeal, of any of the following:

(a)	any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of any false filing or statements to the Securities and Exchange Commission (“SEC”), or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser;

(b)	any felony involving fraud, embezzlement, theft, perjury, or the making of false statements to or filings with any court or other U.S. federal or state governmental authority or agency, including, but not limited to, the U.S. Congress or any committee thereof, any State Legislature or any committee thereof, the Internal Revenue Service (“IRS”), the SEC, the Commodity Futures Trading Commission (“CFTC”) or State agencies that govern taxation, the offer and sale of securities and the regulation and registration of broke-dealers performing similar functions; or

(2)	subject to any order, judgment or decree of any court of competent jurisdiction in the U.S. or any State or territory thereof temporarily or preliminarily enjoining or restraining, or subject to any order, judgment or decree of any court of competent jurisdiction in the U.S. or any State or territory thereof permanently enjoining or restraining such person from engaging in or continuing any conduct or practice in connection with the purchase or sate of any security, involving the making of a false statement to or filing with the SEC, the CFTC or the IRS, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or

(3)	subject to an order of the SEC entered pursuant to Section 15(b), 15B(a), or 15B(c) of the Exchange Act, or Section 203(e) or (f) of the Investment Advisers Act of 1940; or

(4)	suspended or expelled from membership in, or suspended or barred from association with a member of, a national securities exchange registered under Section 6 of the Exchange Act or a national securities association registered under Section 15A of the Exchange Act for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or

(5)	subject to a U.S. Postal Service false representation order entered under 39 U.S.C. § 3005, or subject to a restraining order or preliminary injunction entered under 39 U.S.C. § 3007 with respect to conduct alleged to have violated 39 U.S.C. § 3005; or

(6)	subject of any order, judgment or decree, not subsequently reversed, suspended or vacated prior to such person's proposed election, appointment or other service as a director of the Corporation, of any court of competent jurisdiction in the U.S. or any State or territory thereof, permanently or temporarily enjoining or otherwise limiting such person from engaging in any of the following activities set forth in clauses 6(a) and 6(b) below:

(a)	acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, or

(b)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

(7)	found by a court of competent jurisdiction in the U.S. or any State or territory thereof in a civil or administrative action or by the SEC, the CFTC, the IRS or other U.S. governmental authority or agency with proper jurisdiction to have violated any federal or state securities law or any federal commodities law, to have committed fraud in connection with any tax, accounting or other financial matter, to have embezzled funds, to have misappropriated or otherwise improperly taken trade secrets or other corporate assets, or to have made false statements or filings with any such governmental authority or agency, and the judgment in such civil action or finding by such U.S. or State governmental authority or agency has not been subsequently reversed, suspended, or vacated prior to such person's proposed election, appointment or other service as a director of the Corporation; or

For purposes of determining if an event (including, but not limited to, a conviction, final order, judgment, finding or decree) has occurred with the ten-year period prior to a date of determination of qualifications, the date on which the conviction, final order, judgment, finding or decree was entered or made, or the date on which any rights of appeal date preliminary orders, judgments, findings or decrees have lapsed, whichever is later, shall be deemed to be the from of the occurrence of such event.

D. Effective as of and for the earliest to occur of the first annual or special meeting of stockholders of the Corporation at which directors are to be elected (or the date that any written consent becomes effective with respect to the election of directors in lieu of such a meeting) following the date of filing with the Secretary of State of Delaware of the Certificate of Amendment that includes this Article NINTH, and at all times thereafter, if at the time of any election or appointment to the Board (by any means, whether by vote or written consent of stockholders, appointment to fill a vacancy or otherwise) any director fails to satisfy or, if at any time during the term of office, any director ceases to satisfy at least one of the qualifications set forth in Section B and all of the qualification set forth in Section C. of this Article NINTH above, he or she shall automatically, without any action being required by the Board, Corporation or any other person, be disqualified as a director and, accordingly, shall immediately and automatically cease to be a director of the Corporation. The Board (or a committee thereof designated by the Board pursuant to the bylaws of the Corporation) shall be the arbitor of any issue concerning qualifications of directors. The Board (or such committee) shall be entitled from time to time to request and receive from any director and any individual who is nominated, appointed or elected to serve as a director of the Corporation a signed written statement certifying under oath that such person satisfies at least one of the qualifications set forth in Section B. and all of the qualifications set forth in Section C. of this Article NINTH, within the time period requested (which shall be at least ten (10) days from the date of such request being transmitted by the Board or such committee), and the failure by any such person to provide such written certification shall, by itself, also constitute a failure to qualify to serve as a director pursuant to this Article NINTH.”

IN WITNESS WHEREOF, PHARMASSET, INC has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be duly executed on June 14th, 2005.

PHARMASSET, INC.

By:	/s/ P. Schaefer Price
Name:	P. Schaefer Price
Title:	President and CEO

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